Exhibit 99.1

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Investor Relations
228-435-8208
investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION RAISES
SEMIANNUAL DIVIDEND 8.7% TO $.25 PER SHARE

Eighth dividend increase declared since 2003

Biloxi, MS (June 27, 2007)—The board of directors of Peoples Financial Corporation  (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, increased the holding company’s regular semiannual cash dividend to $.25 per common share, payable July 16, 2007, to stockholders of record July 9, 2007.

The new semi-annual dividend represents an increase of 8.7% over the $.23 per share paid for the second half of 2006.

“Our company and bank continue to show strong earnings, and our Board of Directors continues our commitment to sharing those earnings with our stockholders,” said Chevis C. Swetman, chairman of the board and chief executive officer of the holding company and the bank.

The semi-annual dividend has been raised eight times since June 2003. The current annualized dividend of $.50 per share for 2007 is 13.6% more than dividends paid in 2006 and 31.6% higher than 2005.

Founded in 1896, with $987 million in assets as of March 31, 2007, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.